Philadelphia Mortgage Corp.
4685 South Highland Drive
Suite 202
Salt Lake City, UT 84117

Atlas Stock Transfer Corporation
5899 South State Street
Salt Lake City, UT 84107

Re: Registration Agreement respecting certain shares of common stock of Philadelphia Mortgage Corp., a Nevada corporation (the "Company"), and related instructions to Atlas Stock Transfer Corporation ("TA")

Dear Ladies and Gentlemen:

          In furtherance of compliance with the Securities Act of 1933, as amended (the "Securities Act"), the General Rules and Regulations promulgated thereunder by the United States Securities and Exchange Commission (the "Commission") and the letter dated January 20, 2000, of Richard K. Wulff, who was the Chief of the Commission's Office of Small Business, that was addressed to Ken Worm, the Assistant Director of the OTC Compliance Unit of NASD (the "Wulff letter"), the undersigned person agrees as follows:

          (1) That the following stock certificate and the shares of common stock of the Company represented thereby shall not be publicly sold unless and until: (i) there is a Registration Statement filed with the Commission covering this stock certificate and the shares of common stock represented thereby, which has become effective; or (ii) the Commission provides a "no action" letter which indicates that registration prior to resale of this stock certificate and the shares of common stock represented thereby is not required under Section 5 of the Securities Act as there is an available exemption for the resale of these securities by the undersigned; or (iii) there is a finding by a United States District Court having original jurisdiction or a state court having concurrent jurisdiction regarding the Securities Act, to the effect that this stock certificate and the shares of common stock represented thereby can be resold by the undersigned or successors without registration under the Securities Act.

          (2) The undersigned person agrees and does hereby advise Philadelphia Mortgage Corp. and TA that they are hereby authorized to place a restriction on the stock certificate referred herein below on its presentation, reflecting the terms and conditions of this Registration Agreement, and that Philadelphia Mortgage Corp. and TA shall make appropriate notations in the transfer records maintained for and on behalf of the Company to the effect that the following stock certificate has "stop transfer" instructions until one of the foregoing conditions has been met.

          (3) The undersigned shall promptly courier to TA the following stock certificate for the imprinting of an appropriate legend reflecting this Registration Agreement. The stock certificate subject to this Registration Agreement is as follows:

                                         Stock              Number of
Name and Address                        Certificate No.     Shares

Jenson Services, Inc.                     SL 001043       150,000
4685 South Highland Drive
Suite 202
Salt Lake City, UT 84117

Date: ___________________          ____________________________________
                                   Travis T. Jenson, Vice President